Exhibit 99.1

The Timken Company

NEWS MEDIA CONTACT:
Denise Bowler
Manager — Associate & Financial
Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471-4118
denise.bowler@timken.com
INVESTOR CONTACT:
Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706-0928 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Company Earnings Per Share Double
on Record Third Quarter Sales;
Outlook Raised for Year
     CANTON, OH — October 26, 2005 — The Timken Company today reported record third quarter sales of $1.3 billion, up 15 percent from $1.1 billion last year. Net income of $39.8 million or $0.43 per diluted share, was more than double last year’s third quarter net income of $17.5 million or $0.19 per diluted share. Excluding special items, earnings per diluted share of $0.58 were more than double the $0.27 per diluted share reported a year ago. Special items in the third quarter of 2005 totaled $28.3 million of pretax expense, which was primarily for restructuring automotive operations as well as for industrial manufacturing rationalization.
     “We delivered strong performance this quarter as we continued to capitalize on the ongoing strength of global industrial markets,” said James W. Griffith, president and CEO. “While we had record third quarter results in the Industrial and Steel Groups, our Automotive Group performance continued to be challenged.”
     “We are focusing our growth initiatives to take advantage of the strong industrial demand. We have continued to add industrial bearing capacity around the world and invest in acquisitions in key markets to complement organic growth,” Mr. Griffith said. “The record performance in our steel business reflects leveraging strong demand in industries such as aerospace and energy. In our automotive operations, we began our restructuring program to reduce fixed costs and improve performance as we deal with the difficult environment in the North American automotive industry.”
     For the first nine months of 2005, sales were $3.9 billion, an increase of 17 percent from the prior year. Earnings per diluted share for the first nine months were $1.79 in 2005 versus $0.79 in 2004. Excluding special items, earnings per diluted share in the first nine

The Timken Company
months of 2005 were $1.99 versus $0.91 in 2004. Special items in the first nine months of 2005 totaled $33.1 million of pretax expense, compared to $18.0 million a year ago.
     The company’s effective tax rate for the first nine months was 31.4 percent, down from 34.8 percent in the first half due primarily to benefits related to export tax incentives as well as improved earnings in certain foreign jurisdictions. Excluding special items, the effective tax rate for the first nine months was 33.1 percent. The company expects to maintain this rate going forward.
     Total debt on September 30, 2005 was $802.6 million, or 36.4 percent of capital. Total debt was reduced $39.5 million from the end of the second quarter. The company expects to continue to reduce its debt levels and leverage during the fourth quarter.
Industrial Group Results
     For the third quarter, Industrial Group sales were $468.2 million, up 13 percent from $414.0 million last year. Sales grew in all industrial segments, with the largest increases in distribution and rail.
     Earnings before interest and taxes (EBIT) increased to $47.4 million from last year’s $45.2 million, reflecting higher volume and pricing. EBIT margin was 10.1 percent, compared to 10.9 percent a year ago, reflecting higher costs to support the company’s growth initiatives, the impact of currency and higher incentive compensation. The company expects EBIT margin to improve in the fourth quarter to levels above last year.
     During the quarter, the Industrial Group expanded operations in Wuxi, China to serve industrial customers with spherical bearings. In October, the company continued to expand its aftermarket services business with the acquisition of Bearing Inspection, Inc., which provides bearing inspection and overhaul services to the aerospace industry.
     During the quarter, the company also reached a new four-year agreement with the United Steelworkers union, covering employees in its Canton-area bearing and steel plants. As a result of the contract settlement, the company has refined its plans to rationalize the Canton bearing operations. This initiative is expected to deliver annual pretax savings of approximately $25 million through streamlining operations and workforce reductions, with costs of approximately $35 to $40 million over the next four years.

The Timken Company
     For the first nine months of 2005, Industrial Group sales were $1.4 billion, up 14 percent from a year ago, while EBIT for the first nine months of 2005 increased to $158.1 million — or 11.0 percent of sales — compared to 10.3 percent in the first nine months of 2004.
Automotive Group Results
     Automotive Group sales were $408.0 million, up 10 percent from $370.9 million in the third quarter of last year. The increase in sales was due to improved pricing and growth in heavy truck volumes. The Automotive Group reported a loss before interest and taxes of $6.0 million, compared to a loss of $7.1 million the prior year. EBIT margin in the third quarter improved 40 basis points to a negative 1.5 percent from the same period a year ago. The Automotive Group has made progress with improved pricing offsetting high raw material costs. However, the Group was negatively affected by currency and the impact of Delphi’s Chapter 11 filing. The company expects the Automotive Group to return to profitability in the fourth quarter.
     During the third quarter, the Automotive Group announced restructuring plans, including closing of facilities, workforce reductions and combining and relocating engineering resources. Additional announcements are expected in coming months. The restructuring initiative is targeted to deliver annual pretax savings of approximately $40 million, with costs of approximately $80 to $90 million over two years.
     For the first nine months of 2005, Automotive Group sales were $1.3 billion, up 5 percent from the first nine months of last year. The Group recorded a loss of $12.4 million for the first nine months, compared to EBIT of $17.8 million in the first nine months of 2004.
Steel Group Results
     The Steel Group had record third quarter sales of $427.9 million, up 20 percent from $355.3 million last year. The increase was due to strong demand in industrial, aerospace and energy segments as well as price increases and surcharges to recover high raw material costs.
     The Steel Group reported record third quarter EBIT of $49.7 million, compared to $16.8 million last year. EBIT margin was 11.6 percent, compared to 4.7 percent a year ago.

The Timken Company
Price increases, surcharges for scrap steels and alloys, increased volume and high labor productivity drove the strong EBIT performance. While scrap costs fell below last year’s extremely high levels, alloy costs increased from a year ago. The company continues to expect lower profitability in the fourth quarter due to seasonal factors.
     For the first nine months, Steel Group sales were $1.3 billion, up 35 percent over the same period last year. EBIT for the first nine months was $170.2 million — or 12.7 percent of sales — compared to 2.3 percent of sales in the first nine months of 2004.
Outlook
The company is increasing its full-year earnings estimate, excluding special items, to $2.55 to $2.65 per diluted share from the prior estimate of $2.40 to $2.55. Strong industrial markets should continue to benefit Industrial and Steel Group performance in the fourth quarter. The company also expects to see continued improvement in its Automotive Group, despite the challenging environment in the North American automotive industry. In commenting on the financial outlook, Mr. Griffith said: “We expect to continue benefiting from our participation in diverse industrial markets. In particular, increased activity in mining, oil and gas and other energy-related markets should result in additional demand for our products.”
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Wednesday, October 26, 2005
11:00 a.m. Eastern Daylight Time

All Callers:	Live Dial-In: 706-634-0975
(Call in 10 minutes prior to be included)
Replay Dial-In through November 2, 2005: 706-645-9291
Conference ID: 3420213

Live Web cast:	www.timken.com
     The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently.

The Timken Company
Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere — on land, on the seas and in space. With operations in 27 countries, sales of $4.5 billion in 2004 and 26,000 employees, Timken is Where You Turn™ for better performance.
Certain statements in this news release (including statements regarding the Company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expected savings and costs of the Company’s initiatives and expectations concerning the Company’s financial performance, as well as statements contained in the paragraph under the heading “Outlook,” are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including fluctuations in raw material and energy costs and the operation of the Company’s surcharge mechanisms; the Company’s ability to respond to the changes in the industrial markets; changes in the financial health of the Company’s customers; changes in the Company’s effective tax rate; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its future and ongoing programs, including the implementation of its Automotive Group restructuring, the rationalization of the Company’s Canton bearing operations, manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, in the Company’s 2004 Annual Report, page 64 and in the Company’s Form 10-Q for the quarter ended June 30, 2005. The Company undertakes no obligation to update or revise any forward-looking statement.
 ###

CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	3Q 05	3Q 04	Nine Months 05	Nine Months 04	3Q 05	3Q 04	Nine Months 05	Nine Months 04

Net sales	$1,258,133	$1,096,724	$3,887,351	$3,325,796	$1,258,133	$1,096,724	$3,887,351	$3,325,796
Cost of products sold	1,002,705	911,681	3,076,089	2,730,267	1,002,705	911,681	3,076,089	2,730,267
Manufacturing rationalization/Integration/Reorganization expenses — cost of products sold	3,017	998	10,189	3,374	—	—	—	—

Gross Profit	$252,411	$184,045	$801,073	$592,155	$255,428	$185,043	$811,262	$595,529
Selling, administrative & general expenses (SG&A)	162,231	128,507	487,325	408,355	162,231	128,507	487,325	408,355
Manufacturing rationalization/Integration/Reorganization expenses — SG&A	790	6,499	1,477	16,745	—	—	—	—
Impairment and restructuring	24,451	2,939	24,407	3,998	—	—	—	—

Operating Income	$64,939	$46,100	$287,864	$163,057	$93,197	$56,536	$323,937	$187,174
Other expense	(4,265)	(4,892)	(12,433)	(19,000)	(4,265)	(4,892)	(12,433)	(19,000)
Special items — other (expense) income	(8)	(719)	2,987	6,076	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$60,666	$40,489	$278,418	$150,133	$88,932	$51,644	$311,504	$168,174
Interest expense, net	(11,968)	(12,323)	(37,157)	(35,175)	(11,968)	(12,323)	(37,157)	(35,175)

Income Before Income Taxes	$48,698	$28,166	$241,261	$114,958	$76,964	$39,321	$274,347	$132,999
Provision for income taxes	8,867	10,703	75,861	43,684	23,501	14,942	90,809	50,540

Net Income	$39,831	$17,463	$165,400	$71,274	$53,463	$24,379	$183,538	$82,459

Earnings Per Share	$0.43	$0.19	$1.81	$0.79	$0.58	$0.27	$2.01	$0.92

Earnings Per Share-assuming dilution	$0.43	$0.19	$1.79	$0.79	$0.58	$0.27	$1.99	$0.91

Average Shares Outstanding	91,688,231	90,166,612	91,238,444	89,706,620	91,688,231	90,166,612	91,238,444	89,706,620
Average Shares Outstanding-assuming dilution	92,821,344	91,058,739	92,181,013	90,579,359	92,821,344	91,058,739	92,181,013	90,579,359

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/integration/reorganization expenses and special charges and credits for all periods shown.

BUSINESS SEGMENTS
(Thousands of U.S. dollars)	3Q 05	3Q 04	Nine Months 05	Nine Months 04

Industrial Group
Net sales to external customers	$467,774	$413,589	$1,433,746	$1,261,274
Intersegment sales	435	416	1,461	983

Total net sales	$468,209	$414,005	$1,435,207	$1,262,257
Adjusted earnings before interest and taxes (EBIT) * (2)	$47,444	$45,200	$158,072	$130,277
Adjusted EBIT Margin (2)	10.1%	10.9%	11.0%	10.3%

Automotive Group
Net sales to external customers	$407,959	$370,876	$1,254,173	$1,190,641
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($6,040)	($7,148)	($12,357)	$17,782
Adjusted EBIT (Loss) Margin (2)	-1.5%	-1.9%	-1.0%	1.5%

Steel Group
Net sales to external customers	$382,400	$312,259	$1,199,432	$873,881
Intersegment sales	45,512	43,044	141,248	121,147

Total net sales	$427,912	$355,303	$1,340,680	$995,028
Adjusted earnings before interest and taxes (EBIT) * (2)	$49,698	$16,760	$170,171	$22,510
Adjusted EBIT Margin (2)	11.6%	4.7%	12.7%	2.3%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
(Thousands of U.S. Dollars)	Sep 30, 2005	June 30, 2005	Dec 31, 2004
Short-term debt	$269,441	$232,487	$158,690
Long-term debt	533,169	609,627	620,634

Total Debt	802,610	842,114	779,324
Less: cash and cash equivalents	(63,105)	(66,980)	(50,967)

Net Debt	$739,505	$775,134	$728,357

Shareholders’ equity	1,403,930	1,342,163	1,269,848

Ratio of Total Debt to Capital	36.4%	38.6%	38.0%
Ratio of Net Debt to Capital (Leverage)	34.5%	36.6%	36.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as debt plus shareholders’ equity.
Management believes Net Debt is more representative of Timken’s indicative financial position, due to a temporary increase in cash and cash equivalents.
Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/integration/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and loss (gain) on the sale of non-strategic assets.

					Nine Months
	3Q 05		3Q 04		05		04
(Thousands of U.S. dollars, except share data)	$	EPS	$	EPS	$	EPS	$	EPS

Net income	$39,831	$0.43	$17,463	$0.19	$165,400	$1.79	$71,274	$0.79
Pre-tax special items:

Manufacturing rationalization/integration/reorganization expenses — cost of products sold	3,017	0.03	998	0.01	10,189	0.11	3,374	0.04
Manufacturing rationalization/integration/reorganization expenses — SG&A	790	0.01	6,499	0.07	1,477	0.02	16,745	0.18
Impairment and restructuring	24,451	0.26	2,939	0.03	24,407	0.26	3,998	0.04
Special items — other (income) expense:
Loss (Gain) on sale of non-strategic assets	35	—	—	—	(2,535)	(0.03)	—	—
CDSOA receipts, net of expenses	—	—	—	—	—	—	(7,743)	(0.09)
Adoption of FIN 46 for investment in PEL	—	—	—	—	—	—	948 (3)	0.01
Other	(27)	—	719	0.01	(452)	—	719	0.01
Tax effect of special items	(14,634)	(0.15)	(4,239)	(0.04)	(14,948)	(0.16)	(6,856)	(0.07)

Adjusted net income	$53,463	$0.58	$24,379	$0.27	$183,538	$1.99	$82,459	$0.91

(3)	In the first quarter of 2004, Timken adopted Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Timken concluded that its investment in a joint venture, PEL, was subject to the provisions of FIN 46 and that Timken was the primary beneficiary of PEL. Accordingly, Timken consolidated PEL, effective March 31, 2004, which resulted in a charge to earnings related to the cumulative effect of change in accounting principle.
Reconciliation of Outlook Information -
Expected earnings per diluted share for the full year exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/integration/reorganization expenses, loss (gain) on the sale of non-strategic assets, and receipts under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2005 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	Sep 30	Dec 31
(Thousands of U.S. dollars)	2005	2004

ASSETS
Cash & cash equivalents	$63,105	$50,967
Accounts receivable	791,729	717,425
Deferred income taxes	94,821	90,066
Inventories	1,004,939	874,833

Total Current Assets	$1,954,594	$1,733,291
Property, plant & equipment	1,516,325	1,583,425
Goodwill	190,200	189,299
Other assets	446,703	408,056

Total Assets	$4,107,822	$3,914,071

LIABILITIES
Accounts payable & other liabilities	$514,255	$504,585
Short-term debt	269,441	158,690
Accrued expenses	503,247	353,623

Total Current Liabilities	$1,286,943	$1,016,898
Long-term debt	533,169	620,634
Accrued pension cost	324,954	468,644
Accrued postretirement benefits cost	504,425	490,366
Other non-current liabilities	54,401	47,681

Total Liabilities	$2,703,892	$2,644,223
SHAREHOLDERS’ EQUITY	1,403,930	1,269,848

Total Liabilities and Shareholders’ Equity	$4,107,822	$3,914,071

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the nine months ended
	Sep 30	Sep 30	Sep 30	Sep 30
(Thousands of U.S. dollars)	2005	2004	2005	2004

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$39,831	$17,463	$165,400	$71,274
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	53,066	51,579	160,765	156,916
Other	207	398	(4,203)	6,153
Changes in operating assets and liabilities:
Accounts receivable	13,460	(17,659)	(110,262)	(121,331)
Inventories	(37,512)	(71,857)	(162,106)	(91,705)
Other assets	146	12,885	(28,473)	851
Accounts payable and accrued expenses	2,176	(15,317)	78,992	(50,048)
Foreign currency translation (gain) loss	(1,854)	(1,567)	5,581	1,742

Net Cash Provided (Used) by Operating Activities	$69,520	($24,075)	$105,694	($26,148)

INVESTING ACTIVITIES
Capital expenditures	($45,379)	($39,533)	($128,605)	($95,229)
Other	2,937	(386)	6,847	(297)
Proceeds from disposals of non-strategic assets	848	—	11,729	—
Acquisitions	(73)	(2,409)	(6,629)	(10,233)

Net Cash Used by Investing Activities	($41,667)	($42,328)	($116,658)	($105,759)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($13,824)	($11,725)	($41,238)	($35,014)
Proceeds from exercise of stock options	18,160	3,542	30,740	13,744
Net (payments) borrowings on credit facilities	(37,533)	58,324	38,399	173,315

Net Cash (Used) Provided by Financing Activities	($33,197)	$50,141	$27,901	$152,045

Effect of exchange rate changes on cash	$1,469	$1,664	($4,799)	$4,107

(Decrease) Increase in Cash and Cash Equivalents	(3,875)	(14,598)	12,138	24,245
Cash and Cash Equivalents at Beginning of Period	$66,980	$67,469	$50,967	$28,626

Cash and Cash Equivalents at End of Period	$63,105	$52,871	$63,105	$52,871